Exhibit 99.1

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HILLTOP HOLDINGS INC.

ANNOUNCES THIRD QUARTER 2007 RESULTS

DALLAS, TX — (BUSINESS WIRE) — November 14, 2007 — Hilltop Holdings Inc. (NYSE:HTH), today announced results for the third quarter ended September 30, 2007.

Third Quarter Operating Results

For the three and nine months ended September 30, 2007, net income attributable to common stockholders was $291.7 million and $272.8 million, or $5.12 per share and $4.85 per share on a fully diluted basis, respectively.  Continuing operations accounted for $6.3 million and $3.8 million of the net income for the three months and nine months ended September 30, 2007, respectively.  Net income from Discontinued Operations increased to $288.0 million for the three months and $276.7 million for the nine months ended September 30, 2007. The primary contributor to net income from Discontinued Operations was the proceeds from the sale of the assets related to the manufactured home communities’ business segment, which closed on July 31, 2007.

Total revenue for the third quarter of 2007 was $38.0 million.  The total revenue of Hilltop Holdings Inc. (the “Company”) is primarily comprised of net premiums earned from its property and casualty insurance subsidiary NLASCO and interest earned from the cash proceeds from the sale of its manufactured home communities business in July.  Net insurance premiums earned were $26.3 million.  Net investment income was $10.0 million.  The Company had a negligible amount of losses on securities transacted.

Direct premiums written in the third quarter of 2007, which excludes the net effect of reinsurance and purchase accounting adjustments, totaled $32.4 million.  Total Direct premiums written decreased slightly for the three months ended September 30, 2007, for all of NLASCO’s products.  The lower volume of policies written was partially offset by a slight increase in the average premium per policy written.  NLASCO remains committed to its disciplined underwriting philosophy,  accepting only the risks that it believes are appropriately priced while declining risks which it believes are under priced for the level of coverage provided.

NLASCO’s loss and loss adjustment expense ratio (LAE ratio) for the three-month period ended September 30, 2007 was 52.4%, as compared to 70.4% for the three month period ended June 30, 2007 due to a milder period of claims. The underwriting expense ratio was 34.1% for the third quarter of 2007, an increase over the underwriting expense ratio of 25.3% for the three month period ended June 30, 2007.  As a result of NLASCO’s LAE ratio and underwriting expense ratio, the combined ratio for the three month period ended September 30, 2007 was 86.5%, as compared to 95.7% for the three month period ended June 30, 2007.

Mr. Larry Willard, President and Chief Executive Officer commented, “We continue to be pleased with the performance of our insurance operations through our NLASCO subsidiary since closing the acquisition at the end of January. The cash proceeds from the sale of our manufactured home communities business in July is providing us with a steady yield and we remain steadfast in our

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deliberate review of opportunities for which we can deploy our significant cash resources in order to maximize the long-term value of the company for shareholders.  We look forward to updating investors about these plans, as they are carried out.”

Balance Sheet

The market value of Hilltop’s cash and investment portfolio was $1.0 billion at September 30, 2007.  Of this total, $896 million was classified as cash and cash equivalents.  The Company’s mortgage-backed securities portfolio, which was just $13.1 million, or 1.3% of the total cash and investment portfolio carries a minimum rating of A or better.  Total debt, including $119.1 million of preferred stock, amounted to $261.5 million at September 30, 2007.  Total common stockholder’s equity was $696.0 million, or $12.33 per share at September 30, 2007.  The Company’s reserve for unpaid losses, including reinsurance recoverables, was $18.9 million at September 30, 2007.

At September 30, 2007, the Company had net operating loss carry-forwards for Federal income tax purposes, subject to certain limitations, of approximately $80.4 million for both regular income tax and alternative minimum tax. These net operating loss carry-forwards expire in 2018 through 2025.

Regulatory Capital

Regulations of the Texas Department of Insurance require insurance companies to maintain minimum levels of statutory surplus to ensure their ability to meet their obligations to policyholders. At September 30, 2007, the Company’s insurance subsidiaries had statutory surplus in excess of the minimum required.

The National Association of Insurance Commissioners (NAIC) has adopted the risk-based capital (RBC) formula for insurance companies that establishes minimum capital requirements relating to insurance risk, asset credit risk, interest rate risk and business risk. The formula is used by the NAIC and certain state insurance regulators as an early warning tool to identify companies that require additional scrutiny or regulatory action. At September 30, 2007, the Company’s insurance subsidiaries’ RBC ratio exceeded the level at which regulatory action would be required.

The Company will not be holding an earnings conference call this quarter.

About Hilltop Holdings Inc.

Hilltop Holdings Inc. (“HTH”), is a holding Company that owns NLASCO, a company that specializes in providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the south, southeastern and southwestern United States.  NLASCO operates through its wholly-owned subsidiaries, National Lloyds Insurance Company (“NLIC”) and American Summit Insurance Company (“ASIC”).

CONTACTS

Hilltop Holdings Inc.
Larry Willard, President and Chief Executive Officer

214-855-2177

or

ICR, LLC
Brad Cohen, (203) 682-8211

Brad.cohen@icrinc.com

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Glossary of Insurance Terms

Underwriting Expense Ratio - This represents the percentage of a company’s net premiums written that went toward underwriting expenses, such as commissions to agents and brokers, state and municipal taxes, salaries, employee benefits and other operating costs. The ratio is computed by dividing underwriting expenses less fee and other income plus depreciation and amortization by net premiums earned. A company with an underwriting expense ratio of 31.3% is spending more than 31 cents of every dollar of net premiums written to pay underwriting costs. It should be noted that different lines of business have intrinsically differing expense ratios.

Loss Adjustment Expense Ratio - The ratio of incurred losses and loss-adjustment expenses to net premiums earned. This ratio measures the company’s underlying profitability, or loss experience, on its total book of business.

Combined Ratio - The sum of the LAE and expense ratios. This ratio measures the company’s overall underwriting profitability, and a combined ratio of less than 100 indicates an underwriting profit.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ materially from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the adverse impact of external factors such as changes in interest rates, inflation and consumer confidence; our corporate debt ratings; the condition of capital markets; actual outcome of the resolution of any conflict; our ability to use net operating loss carryforwards to reduce future tax payments; the impact of the tax code and rules on our financial statements; our willingness or ability to pay dividends or make other distributions to our stockholders; failure of HTH to realize the benefits of the acquisition of NLASCO and its subsidiaries completed on January 31, 2007; failure of NLASCO’s insurance subsidiaries to maintain their respective A.M. Best ratings; failure to maintain NLASCO employees; failure to maintain NLASCO’s current agents; lack of demand for insurance products; cost or availability of adequate reinsurance; changes in key management; failure of NLASCO’s reinsurers to pay obligations under reinsurance contracts; failure of NLASCO to maintain sufficient reserves for losses on insurance policies; failure of NLASCO to maintain appropriate insurance licenses; and failure of HTH to realize the benefits of the Farallon transaction.  Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2006 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).  The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

Unaudited Consolidating Balance Sheet

	September 30, 2007
($ in thousands)	HTH	NLASCO	Consolidated
Assets
Investments
Fixed maturities
Available for sale securities, at fair value	$—	$120,277	$120,277
Held-to-maturity securities, at amortized cost	—	6,428	6,428
Equity securities
Available for sale securities, at fair value	—	9,526	9,526
Total investments	—	136,231	136,231

Cash and cash equivalents	850,283	45,271	895,554
Accrued interest and dividends	5,629	(4,532)	1,097
Premiums receivable	—	22,920	22,920
Reinsurance receivable, net of uncollectable amounts	—	3,900	3,900
Deferred policy acquisition costs	—	11,579	11,579
Prepaid reinsurance premiums	—	2,684	2,684
Deferred income taxes	—	28,495	28,495
Property and equipment, net	—	536	536
Intangible assets, definite life	—	13,376	13,376
Intangible assets, indefinite life	—	3,000	3,000
Loan origination costs, net	3,511	—	3,511
Goodwill	—	23,708	23,708
Other assets	1,106	1,005	2,111
	$860,529	$288,173	$1,148,702

Liabilities and Stockholders’ Equity
Liabilities
Reserve for losses and loss adjustment expenses	$—	$18,923	$18,923
Unearned premiums	—	67,735	67,735
Reinsurance payable	—	981	981
Accounts payable and accrued expenses	11,517	5,629	17,146
Income taxes payable	79,589	—	79,589
Deferred incomes taxes		—	—
Notes payable	90,850	51,518	142,368
Dividends payable	1,719		1,719
Other liabilities	353	4,737	5,090
Total Liabilities	184,028	149,523	333,551

Minority interest	—	—	—

Commitments and Contingencies

Stockholders’ Equity
Preferred stock	119,108	—	119,108
Common stock	564	—	564
Additional paid-in capital	788,564	129,153	917,717
Accumulated other comprehensive loss		(55)	(55)
Retained deficit	(231,735)	9,552	(222,183)
Total stockholders’ equity	676,501	138,650	815,151
Total liabilities and stockholders’ equity	$860,529	$288,173	$1,148,702

Unaudited Consolidating Statements of Operations

	Quarter Ended September 30, 2007			Year to Date Ended September 30, 2007
($ in thousands)	HTH	NLASCO	Consolidated	HTH	NLASCO *	Consolidated

Revenue:
Net premiums earned	$—	$26,265	$26,265	$—	$69,462	$69,462
Net investment income	7,684	2,319	10,003	7,684	5,589	13,273
Net realized gains (losses) on investments	—	(43)	(43)	—	141	141
Other income	—	1,785	1,785	—	4,844	4,844
Total revenue	7,684	30,326	38,010	7,684	80,036	87,720
Expenses:
Loss and loss adjustment expenses	—	13,773	13,773	—	41,289	41,289
Policy acquisition and other underwriting expenses	—	8,948	8,948	—	23,472	23,472
General and administrative expenses	2,166	—	2,166	7,448	—	7,448
Depreciation and amortization	48	560	608	142	1,458	1,600
Interest expense	1,742	1,113	2,855	5,384	2,860	8,244
Total expenses	3,956	24,394	28,350	12,974	69,079	82,053
Income (Loss) from continuing operations before income tax benefit and allocation to minority interest	3,728	5,932	9,660	(5,290)	10,957	5,667
Income tax (expense) benefit from continuing operations	(1,313)	(2,076)	(3,389)	1,832	(3,835)	(2,003)
Income (Loss) from continuing operations before allocation to minority interest	2,415	3,856	6,271	(3,458)	7,122	3,664
Minority interest	(3)	(8)	(11)	302	(190)	112
Income (Loss) from continuing operations	2,412	3,848	6,260	(3,156)	6,932	3,776
Loss from discontinued operations	(2,212)	—	(2,212)	(11,125)	—	(11,125)
Gain on sale of discontinued operations	364,330	—	364,330	363,907	—	363,907
Income tax (expense) benefit from discontinued operations	(74,234)	—	(74,234)	(76,563)	—	(76,563)
Minority interest in discontinued operations	86	—	86	494	—	494
Net income (loss)	290,382	3,848	294,230	273,557	6,932	280,489
Preferred stock dividend	(2,577)	—	(2,577)	(7,734)	—	(7,734)
Net income (loss) attributable to common stockholders	$287,805	$3,848	$291,653	$265,823	$6,932	$272,755
Income (Loss) per share attributable to common stockholders
Basic income (loss) per share			$5.17			$4.95
Diluted income (loss) per share			$5.12			$4.85

Weighted average share information
Basic shares outstanding			56,446			55,071
Diluted shares outstanding			56,961			56,271

*     NLASCO financials are eight  months.

**   Minority interest has been allocated between HTH and NLASCO.